Exhibit 4

2001 Share Option Plan

Intelsat, Ltd.

Effective 24 October 2001

Intelsat, Ltd.
2001 Share Option Plan

Article 1. Establishment, Objectives, and Duration

     1.1 Establishment of the Plan. Intelsat, Ltd., a Bermuda corporation (hereinafter referred to as the “Company”), hereby establishes an incentive compensation plan to be known as the Intelsat, Ltd. 2001 Share Option Plan (hereinafter referred to as the “Plan”), as set forth in this document. The Plan permits the grant of Nonqualified Share Options and Incentive Share Options.

     1.2 Objectives of the Plan. The objectives of the Plan are to optimize the profitability and growth of the Company through long-term incentives that are consistent with the Company’s goals and that link the personal interests of Participants to those of the Company’s shareholders; to provide Participants with an incentive for excellence in individual performance; and to promote teamwork among Participants.

     The Plan is further intended to provide flexibility to the Company, its Affiliates, and Subsidiaries, in their ability to motivate, attract, and retain the services of Participants who make significant contributions to the Company’s success and to allow Participants to share in such success.

     1.3 Duration of the Plan. The Plan shall commence on 24 October 2001 (the “Effective Date” and shall remain in effect, subject to the right of the Board of Directors to amend or terminate the Plan at any time pursuant to Article 11 hereof, until all Shares subject to it shall have been purchased or acquired according to the Plan’s provisions. However, in no event may an Award be granted under the Plan on or after the tenth (10th) anniversary of the Effective Date.

Article 2. Definitions

     Whenever used in the Plan, the following terms shall have the meanings set forth below, and when the meaning is intended, the initial letter of the word shall be capitalized:

2.1	“Affiliate” means any entity in which the Company has a greater than twenty percent (20%) direct or indirect ownership interest.

2.2	“Award” means, individually or collectively, a grant under this Plan of Nonqualified Share Options or Incentive Share Options.

2.3	“Award Agreement” means the agreement entered into by the Company and each Participant setting forth the terms and provisions applicable to a specific Award granted under this Plan.

2.4	“Beneficial Owner” or “Beneficial Ownership” shall have the meaning ascribed to such terms in Rule 13d-3 of the General Rules and Regulations under the Exchange Act.

2.5	“Board” or “Board of Directors” means the Board of Directors of the Company.

2.6	“Change in Control” of the Company shall be deemed to have occurred as of the first day that any one or more of the following conditions shall have been satisfied:

(i)	Individuals who are elected to the Board by the shareholders of the Company at the first general meeting of shareholders that occurs after the closing of the restructuring of The International Telecommunications Satellite Organization “Intelsat” (the “Incumbent Directors”) cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to such shareholders meeting, whose election or nomination for election was approved by a vote of at least two-thirds of the Incumbent Directors then on the Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without written objection to such nomination) shall be an Incumbent Director; provided, however, that no individual initially elected or nominated as a director of the Company, after the first general meeting of shareholders that occurs after the closing of the restructuring of Intelsat, as a result of an actual or threatened election contest with respect to directors or as a result of any other actual or threatened solicitation of proxies or consents by or on behalf of any person other than the Board shall be deemed to be an Incumbent Director;

(ii)	Any Person is or becomes a Beneficial Owner, directly or indirectly, of securities of the Company representing thirty percent (30%) or more of the combined voting power of the Company’s then outstanding securities eligible to vote for the election of the Board (the “Company Voting Securities”); provided, however, that the event described in this paragraph (ii) shall not be deemed to be a Change in Control by virtue of any of the following acquisitions: (A) by the Company or any Subsidiary, (B) by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Subsidiary, (C) by any underwriter temporarily holding securities pursuant to an offering of such securities, or (D) pursuant to a Non-Qualifying Transaction (as defined in paragraph (iii));

(iii)	The consummation of a merger, consolidation, statutory share exchange or similar form of corporate transaction involving the Company or any of its Subsidiaries that requires the approval of the Company’s shareholders, whether for such transaction or the issuance of securities in the transaction (a “Business Combination”), unless immediately following such Business Combination: (A) more than sixty percent (60%) of the total voting power of (x) the corporation resulting from such Business Combination (the “Surviving Corporation”), or (y) if applicable, the ultimate parent corporation that directly or indirectly has beneficial ownership of 100% of the voting securities eligible to elect directors of the Surviving Corporation (the “Parent Corporation”), is represented by Company Voting Securities that were outstanding immediately prior to such Business Combination (or, if applicable, is represented by shares into which such Company Voting Securities were converted pursuant to such Business Combination), and such voting power among the holders thereof is in substantially the same proportion as the voting power of such Company Voting Securities among the holders thereof immediately prior to the Business Combination, (B) no person (other than any employee benefit plan (or related trust) sponsored or maintained by the Surviving Corporation or the Parent Corporation), is or becomes the beneficial owner, directly or indirectly, of thirty percent (30%) or more of the total voting power of the outstanding voting securities eligible to elect directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) and (C) at least a majority of the members of the board of directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) following the consummation of the Business Combination were Incumbent Directors at the time of the Board’s approval of the execution of the initial agreement providing for such Business Combination (any Business Combination which satisfies all of the criteria specified in (A), (B), and (C) above shall be deemed to be a “Non-Qualifying Transaction”); or

(iv)	The shareholders of the Company approve a plan of complete liquidation or dissolution of the Company or a sale of all or substantially all of the Company’s assets.

Notwithstanding the foregoing, a Change in Control of the Company shall not be deemed to occur solely because any person acquires beneficial ownership of more than thirty percent (30%) of the Company Voting Securities as a result of the acquisition of Company Voting Securities by the Company which reduces the number of Company Voting Securities outstanding; provided, that if after such acquisition by the Company such person becomes the beneficial owner of additional Company Voting Securities that increases the percentage of outstanding Company Voting Securities beneficially owned by such person, a Change in Control of the Company shall then occur.

2.7	“Code” means the Internal Revenue Code of 1986, as amended from time to time.

2.8	“Committee” means any Committee appointed by the Board to administer the Plan, as specified in Article 3 herein.

2.9	“Company” means Intelsat, Ltd., a Bermuda corporation and any successor thereto as provided in Article 14 herein.

2.10	“Director” means any individual who is a member of the Board of Directors of the Company.

2.11	“Disability” shall have the meaning ascribed to such term in the long-term disability plan applicable to the Participant, or if no such plan exists, at the discretion of the Board. However, with respect to the rules relating to Incentive Share Options, the term “Disability” shall mean disabled as that term is utilized in Section 422 and 22(e)(3) of the Code, or any successor Code provisions relating to ISOs.

2.12	“Effective Date” shall have the meaning ascribed to such term in Section 1.3 hereof.

2.13	“Employee” means any employee of the Company or its Subsidiaries or Affiliates, provided such Subsidiary or Affiliate has been designated by the Board as eligible to receive Awards under the Plan.

2.14	“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, or any successor act thereto.

2.15	“Fair Market Value” shall be determined as follows:

(a)	At all times during which the Company’s Shares are not traded on a public securities exchange or a national automated quotation system, the “Fair Market Value” of each Share shall be determined by the Board in its sole discretion.

(b)	At all times during which the Company’s Shares are traded on a public securities exchange or a national automated quotation system, Fair Market Value of each Share shall mean the average of the highest and lowest quoted selling prices for Shares on the relevant date, or (if there were no sales on such date) the average of the means between the highest and lowest quoted selling prices on the nearest day before the relevant date, as reported in The Wall Street Journal or a similar publication selected by the Board.

2.16	“Incentive Share Option” or “ISO” means an Option that is designated as an Incentive Share Option and that is intended to meet the requirements of Code Section 422, or any successor provision.

2.17	“Independent Contractor” means any independent contractor, advisor, or consultant, of the Company, or its Subsidiaries or Affiliates, provided such Subsidiary or Affiliate has been designated by the Board as eligible to receive Awards under the Plan.

2.18	“Initial Public Offering” or “IPO” means the earlier of: (a) the first underwritten public offering of the shares of the Company pursuant to an effective registration statement under the Securities Act of 1933, after which such shares or common shares are publicly held and listed for trading on a national securities exchange or quoted for trading by a reputable nationally recognized quotation service; or (b) the first Business Combination after which: (i) the shares of the Surviving Corporation or the Parent Corporation are listed for trading on a national securities exchange or quoted for trading by a reputable national recognized quotation service, and (ii) the Surviving Corporation or the Parent Corporation is a reporting company under the Exchange Act.

2.19	“Nonqualified Share Option” or “NQSO” means an Option that is not designated to meet the requirements of Code Section 422, or that otherwise does not meet such requirements.

2.20	“Option” means an Award of an Incentive Share Option or a Nonqualified Share Option, as described in Article 6 herein.

2.21	“Option Price” means the price at which a Share may be purchased by a Participant pursuant to an Option.

2.22	“Participant” means an Employee, Independent Contractor, or Director who has been selected to receive an Award or who has outstanding an Award granted under the Plan.

2.23	“Person” shall have the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) thereof, including a “group” as defined in Section 13(d) thereof.

2.24	“Retirement” means the Participant’s termination of employment after such Participant reaches age sixty-five (65), or reaches age fifty-five (55) having completed at least ten (10) years of service with the Company.

2.25	“Shares” means the ordinary shares of the Company, U.S.$1.00 par value per share.

2.26	“Subsidiary” shall have the meaning ascribed to such term in Code Section 424(f).

Article 3. Administration

     3.1 General. Subject to the terms and conditions of the Plan, the Plan shall be administered by the Board, or by the Committee. The members of the Committee shall be appointed from time to time by, and shall serve at the discretion of, the Board of Directors. The Board may delegate to the Committee any or all of its duties or power relating to the Plan (including its authority under Section 3.2). To the extent that the Board has delegated to the Committee any authority and responsibility under the Plan, all applicable references to the Board in the Plan shall be to the Committee. The Board and/or Committee shall also have the authority to delegate any or all of its duties or powers to officers of the Company.

     3.2 Authority of the Board. Except as limited by law or by the Memorandum of Association or Bye-laws of the Company, and subject to the provisions herein, the Board shall have full power to select Employees, Independent Contractors, and Directors who shall participate in the Plan; determine the sizes and types of Awards; determine the terms and conditions of Awards in a manner consistent with the Plan; construe and interpret the Plan and any agreement or instrument entered into under the Plan; to determine whether, to what extent and under what circumstances Awards may be settled or exercised in cash, Shares, other securities, other Awards or other property, or canceled, forfeited or suspended and the method or methods by which Awards may be settled, canceled, forfeited or suspended; and establish, amend, or waive rules and regulations for the Plan’s administration. Further, the Board shall make all other determinations that may be necessary or advisable for the administration of the Plan. As permitted by law and the terms of the Plan, the Board may delegate its authority as identified herein.

     3.3 Decisions Binding. All determinations and decisions made by the Board (or by an entity or Person delegated by the Board to take such actions) pursuant to the provisions of the Plan and all related orders and resolutions of the Board (or by an entity or Person delegated by the Board to take such actions) shall be final, conclusive, and binding on all persons, including the Company, its shareholders, Directors, Employees, Participants, and their estates and beneficiaries.

Article 4. Shares Subject to the Plan and Maximum Awards

     4.1 Number of Shares Available for Grants. Subject to adjustment as provided in Section 4.2 herein, the number of Shares hereby reserved for issuance to Participants under the Plan shall be ten million Shares (10,000,000 Shares).

     4.2 Adjustments in Authorized Shares. If there shall be any change in the Shares of the Company or the capitalization of the Company through merger, consolidation, reorganization, recapitalization, share dividend, share split, reverse share split, split up, spin-off, combination of shares, exchange of shares, dividend in kind or other like change in capital structure or distribution (other than normal cash dividends) to shareholders of the Company, the Board, in its sole discretion, in order to prevent dilution or enlargement of Participants’ rights under the Plan, shall adjust, in an equitable manner, as applicable, the number and kind of Shares that may be issued under the Plan, the number and kind of Shares subject to outstanding Awards, the exercise price applicable to outstanding Awards, the Fair Market Value of the Shares and other value determinations applicable to outstanding Awards. In addition, the Board is authorized to make adjustments to the terms and conditions of, and the criteria included in, Awards in recognition of unusual or nonrecurring events affecting the Company or the financial statements of the Company, or in response to changes in applicable laws, regulations, or accounting principles.

     Notwithstanding the foregoing, unless otherwise determined by the Board, each such adjustment with respect to an Incentive Share Option shall comply with the rules of Section 424(a) of the Code. The determination of the Board as to the foregoing adjustments, if any, shall be conclusive and binding on participants under the Plan.

Article 5. Eligibility and Participation

     5.1 Eligibility. Persons eligible to participate in this Plan include all Employees, Independent Contractors, and Directors.

     5.2 Actual Participation. Subject to the provisions of the Plan, the Board may, from time to time, select from all eligible Employees, Independent Contractors, and Directors, those to whom Awards shall be granted and shall determine the nature and amount of each Award.

Article 6. Share Options

     6.1 Grant of Options. Subject to the terms and provisions of the Plan, Options may be granted to Participants in such number, and upon such terms, and at any time and from time to time as shall be determined by the Board.

     6.2 Option Price. The Option Price for each grant of an Option under this Plan shall be as determined by the Board; provided, however, the per Share Option Price shall not be less than the greater of the par value of a Share, or one hundred percent (100%) of the Fair Market Value of a Share on the date the Option is granted.

     6.3 Duration of Options. Each Option granted to a Participant shall expire at such time as the Board shall determine at the time of grant; provided, however, no NQSO shall be exercisable later than the tenth (10th) anniversary date of its grant.

     6.4 Exercise of Options. Options granted under this Article 6 shall be exercisable at such times and be subject to such restrictions and conditions as the Board shall in each instance approve, which need not be the same for each grant or for each Participant.

     6.5 Payment. Options granted under this Article 6 shall be exercised by the delivery of a written notice of exercise to the Company, setting forth the number of Shares with respect to which the Option is to be exercised, accompanied by full payment for the Shares.

     The Option Price upon exercise of any Option shall be payable to the Company in full either: (a) in cash or its equivalent; or (b) to the extend permitted by applicable law, by tendering previously acquired Shares having an aggregate Fair Market Value at the time of exercise equal to the total Option Price (provided that the Shares that are tendered must have been held by the Participant for at least six (6) months prior to their tender to satisfy the Option Price); or (c) by a combination of (a) and (b); or (d) any other method approved by the Board, in its sole discretion at any time.

     The Board may also allow cashless exercise as permitted under Federal Reserve Board’s Regulation T, subject to applicable securities law restrictions.

     Subject to any governing rules or regulations, as soon as practicable after receipt of a written notification of exercise, full payment of the Option Price, and satisfaction of all applicable conditions, the Company shall deliver to the Participant, in the Participant’s name, Share certificates in an appropriate amount based upon the number of Shares purchased under the Option(s).

     Unless otherwise determined by the Board, all payments under all of the methods indicated above shall be paid in United States dollars.

     6.6 Restrictions on Share Transferability. The Board may impose such restrictions on any Shares acquired pursuant to the exercise of an Option granted under this Article 6 as it may deem advisable, including, without limitation, sale blackout periods, and restrictions under applicable federal securities laws, under the requirements of any exchange or market upon which such Shares are then listed and/or traded, and under any blue sky or state securities laws applicable to such Shares.

Article 7. Award Agreements

     7.1 Award Agreements. Each Award shall be evidenced by an Award Agreement, which shall contain such provisions as the Board in its discretion deems necessary or desirable. Such provisions may include, without limitation, a requirement that the Participant become a party to a shareholders’ agreement with respect to any Shares acquired pursuant to the Award, a requirement that the Participant acknowledge that such Shares are acquired for investment purposes only, and a right of first refusal exercisable by the Company in the event that the Participant wishes to transfer any such Shares. Payments or transfers to be made by the Company upon the grant, exercise or payment of an Award may be made in such form as the Board shall determine, including cash, Shares, other securities, other Awards or other property and may be made in a single payment or transfer, in installments or on a deferred basis. A Participant shall have no rights with respect to an Award unless such Participant accepts the Award within such period as the Board shall specify by executing an Award Agreement in such form as the Board shall determine and, if the Board shall so require, makes payment to the Company in such amount as the Board may determine.

     7.2 No Rights as a Shareholder. Except to the extent otherwise provided in the Plan or in the applicable Award Agreement, no Participant shall have any of the rights of a shareholder of the Company with respect to Shares subject to such Award until the Participant becomes the record holder of such Shares, free from all restrictions imposed by the Plan or Award Agreement. Except as otherwise provided in Section 4.2, no adjustment shall be made for dividends, distributions or other rights (whether ordinary or extraordinary, and whether in cash, securities or other property) for which the record date is prior to the date such share certificate is issued.

     7.3 Nonassignability. Except to the extent otherwise provided in the applicable Award Agreement, no Award or right granted to any person under the Plan shall be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated other than by will or by the laws of descent and distribution, and all such Awards and rights shall be exercisable during the life of the Participant only by the Participant or the Participant’s legal representative. Notwithstanding the immediately preceding sentence, the Board may permit a Participant to transfer any Nonqualified Share Option to one or more of the Participant’s immediate family members or to trusts established in whole or in part for the benefit of the Participant and/or one or more of such immediate family members. For purposes of the Plan. For purposes of this Section 7, the term “immediate family” shall mean the Participant’s spouse and issue (including adopted and step children).

     7.4 Transferability of Shares Prior to Certain Events. Notwithstanding anything herein to the contrary, any Shares acquired pursuant to an Award may not be transferred, pledged, assigned, or otherwise alienated, other than by will or the laws of descent and distribution, prior to the earlier of a Change in Control or the first (1st) anniversary of an IPO, other than as a sale or transfer back to the Company.

     7.5 Termination of Relationship. Each Participant’s Award Agreement shall set forth the extent to which the Participant shall have the right to exercise the Award following termination of the Participant’s employment, independent contractor status, or directorship with the Company, or a Subsidiary or Affiliate.

     Such provisions shall be determined in the sole discretion of the Board, shall be included in the Award Agreement entered into with each Participant, need not be uniform among all Awards issued pursuant to this Plan, and may reflect distinctions based on the reasons for termination. Whether and when there has been a termination of the Participant’s employment, independent contractor status, or directorship shall be determined by the Board, in its sole discretion.

Article 8. Deferrals

     The Board may permit or require a Participant to defer such Participant’s receipt of the delivery of Shares that would otherwise be due to such Participant by virtue of the exercise of an Option. If any such deferral election is required or permitted, the Board shall, in its sole discretion, establish rules and procedures for such payment deferrals.

Article 9. Rights of Employees/Directors

     9.1 Employment. Nothing in the Plan shall interfere with or limit in any way the right of the Company to terminate any Participant’s employment, relationship, or tenure, as the case may be, at any time, nor confer upon any Participant any right to continue in the employ of the Company.

     Neither the Award nor any benefits arising under this Plan shall constitute part of a Participant’s employment, or services contract with the Company, or any Subsidiary or Affiliate, and accordingly subject to Sections 10.2 and 11.2, this Plan and the benefits hereunder may be terminated at any time in the sole and exclusive discretion of the Board without giving rise to liability on the part of the Company, or any Subsidiary or Affiliate, for severance payments.

     9.2 Participation. No Employee, Independent Contractor, or Director shall have the right to be selected to receive an Award under this Plan, or, having been so selected, to be selected to receive a future Award.

Article 10. Change in Control

     10.1 Treatment of Outstanding Awards. Upon the occurrence of a Change in Control, unless otherwise specifically prohibited under applicable laws, or by the rules and regulations of any governing governmental agencies or national securities exchanges, or unless the Board shall determine otherwise in the Award Agreement, all Options granted hereunder shall become immediately vested and exercisable, and shall remain exercisable pursuant to the terms of the relevant Award Agreement.

     10.2 Termination, Amendment, and Modifications of Change-in-Control Provisions. Notwithstanding any other provision of this Plan (but subject to the limitations of Section 11.2 hereof) or any Award Agreement provision, the provisions of this Article 10 may not be terminated, amended, or modified on or after the date of a Change in Control to affect adversely in any material way any Award theretofore granted under the Plan without the prior written consent of the Participant with respect to said Participant’s outstanding Awards; provided, however, that the Board may not take any such action within the six (6) months immediately prior to the date of a Change in Control which would affect adversely in any material way any Award theretofore granted under the Plan without the prior written consent of the Participant with respect to said Participant’s outstanding Awards, and any such purported action is null.

Article 11. Amendment, Modification, and Termination

     11.1 Amendment, Modification, and Termination. Subject to the terms of the Plan, the Board may at any time and from time to time, alter, amend, suspend, or terminate the Plan in whole or in part.

     11.2 Adjustment of Awards Upon the Occurrence of Certain Unusual or Nonrecurring Events. The Board may make adjustments in the terms and conditions of, and the criteria included in, Awards in recognition of unusual or nonrecurring events (including, without limitation, the events described in Section 4.2 hereof) affecting the Company or the financial statements of the Company or of changes in applicable laws, regulations, or accounting principles, whenever the Board determines that such adjustments are appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan.

     11.3 Awards Previously Granted. Notwithstanding any other provision of the Plan to the contrary (but subject to Section 10.3 hereof), no termination, amendment, or modification of the Plan shall adversely affect in any material way any Award previously granted under the Plan, without the written consent of the Participant holding such Award, provided that an amendment that changes the tax treatment, or the timing of taxation, of an Award shall not be deemed a material adverse change to such Award.

Article 12. Withholding

     12.1 Tax Withholding. The Company shall have the power and the right to deduct or withhold, or require a Participant to remit to the Company, the minimum statutory amount to satisfy Federal, state, and local taxes, domestic or foreign, required by law or regulation to be withheld with respect to any taxable event arising as a result of this Plan.

     12.2 Share Withholding. With respect to withholding required upon the exercise of Options, Participants may elect, subject to the approval of the Board, to satisfy the withholding requirement, in whole or in part, by having the Company withhold Shares having a Fair Market Value on the date the tax is to be determined equal to the minimum statutory total tax that could be imposed in respect of the transaction. All such elections shall be irrevocable, made in writing, signed by the Participant, and shall be subject to any restrictions or limitations that the Board, in its sole discretion, deems appropriate.

Article 13. Indemnification

     Each person who is or shall have been a member of the Board, or of the Committee, or any Person delegated authority by the Board and/or the Committee under Section 3.1, shall, to the extent permitted by applicable law, be indemnified and held harmless by the Company against and from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken, determination, or failure to act under the Plan, made in good faith, and against and from any and all amounts paid by him or her in settlement thereof, with the Company’s approval, or paid by him or her in satisfaction of any judgement in any such action, suit, or proceeding against him or her, provided he or she shall give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf; provided. however, that, in respect of any person who is an officer (within the meaning of that term as used in the Companies Act of 1981 of Bermuda) or auditor of the Company, this indemnity shall not extend to any matter in respect of any fraud or dishonesty which may attach (upon a final adjudication) to such person.

     The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company’s Memorandum of Association or Bye-Laws, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

Article 14. Successors

     All obligations of the Company under the Plan with respect to Awards granted hereunder shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

Article 15. General Provisions

     15.1 Legend. The Board may require each Participant receiving Shares pursuant to an Award under this Plan to represent to and agree with the Company in writing that the Participant is acquiring the Shares only for investment and without any present intention to sell or distribute such Shares. In addition, to any legend required by law or this Plan, the certificates for such Shares may include any legend which the Board deems appropriate to reflect any restrictions on transfer of such Shares.

     15.2 Gender and Number. Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine; the plural shall include the singular and the singular shall include the plural.

     15.3 Severability. In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

     15.4 Requirements of Law. The granting of Awards and the issuance of Shares under the Plan shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies, regulatory bodies, or national securities exchanges as may be required. The Company shall receive the consideration required by law for the issuance of Awards under the Plan.

     15.5 Listing. The Company may use reasonable endeavors to register Shares allotted pursuant to the exercise of an Award with the United States Securities and Exchange Commission or to the effect compliance with the registration, qualification, and listing requirements of any national securities laws, exchange, or automated quotation system.

     15.6 Delivery of Title. The Company shall have no obligation to issue or deliver evidence of title for shares of Shares under the Plan prior to:

(a)	Obtaining any approvals from governmental agencies that the Company determines are necessary or advisable; and

(b)	Completion of any registration or other qualification of the Shares under any applicable national or foreign law or ruling of any governmental body that the Company determines to be necessary or advisable.

     15.7 Inability to Obtain Authority. The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, shall relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained.

     15.8 Employees Based Outside of the United States. Notwithstanding any provision of the Plan to the contrary, in order to comply with provisions of laws in other countries in which the Company, its Affiliates, and its Subsidiaries operate or have Employees, the Board, in their sole discretion, shall have the power and authority to:

(a)	Determine which Affiliates and Subsidiaries will be covered by the Plan;

(b)	Determine which Employees employed outside the United States are eligible to participate in the Plan;

(c)	Modify the terms and conditions of any Award granted to Employees who are employed outside the United States to comply with applicable foreign laws;

(d)	Establish subplans, modify exercise procedures, and other terms and procedures to the extent such actions may be necessary or advisable. Any subplans and modifications to Plan terms and procedures established under this Section 15.8 by the Board shall be attached to this Plan document as Appendices; and

(e)	Take any action, before or after an Award is made, which it deems advisable to obtain approval or comply with any necessary local government regulatory exemptions or approvals.

Notwithstanding the above, the Board may not take any actions hereunder, and no Awards shall be granted, which would violate the Exchange Act, the Code, any securities law or governing statute or any other applicable law.

     15.9 Uncertificated Shares. To the extent that the Plan provides for issuance of certificates to reflect the transfer of Shares, the transfer of such Shares may be effected on a non-certificated basis, to the extent not prohibited by applicable law or the rules of any exchange.

     15.10 Unfunded Plan. Participants shall have no right, title, or interest whatsoever in or to any investments which the Company may make to aid it in meeting its obligations under the Plan. Nothing contained in the Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Company and any participant, beneficiary, legal representative or any other person. To the extent that any person acquires a right to receive payments from the Company under the Plan, such right shall be no greater than the right of an unsecured general creditor of the Company. All payments to be made hereunder shall be paid from the general funds of the Company and no special or separate fund shall be established and no segregation of assets shall be made to assure payment of such amounts except as expressly set forth in the Plan. The Plan is not intended to be subject to the Employee Retirement Income Security Act of 1974, as amended.

     15.11 No Fractional Shares. No fractional Shares shall be issued or delivered pursuant to the Plan or any Award. The Board shall determine whether cash or other property shall be issued or paid in lieu of fractional Shares or whether such fractional Shares or any rights thereto shall be forfeited or otherwise eliminated.

     15.12 Waiver of Claims. Each Participant recognizes and agrees that prior to being selected by the Board to receive an Award he or she has no right to any benefits hereunder. Accordingly, in consideration of the Participant’s receipt of any Award hereunder, the Participant thereby agrees that the Award shall be subject to all of the terms and provisions of the Plan and the applicable Award Agreement and expressly waives any right to contest the terms and provisions of the Plan and the applicable Award Agreement.

     15.13 Section Headings. The section headings contained herein are for the purpose of convenience only and are not intended to define or limit the contents of the sections.

     15.14 Governing Law. The Plan and each Award Agreement shall be governed by the laws of the District of Columbia, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of the Plan to the substantive law of another jurisdiction. Unless otherwise provided in the Award Agreement, recipients of an Award under the Plan are deemed to submit to the exclusive jurisdiction and venue of the federal or local courts of the District of Columbia, to resolve any and all issues that may arise out of or relate to the Plan or any related Award Agreement.